Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

(UNAUDITED)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2004	2003	2004	2003
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$153,945	$155,071	$52,633	$50,155
Corporate advisory services	90,420	83,264	34,142	30,948
Project management services	60,905	46,442	23,268	16,111
	305,270	284,777	110,043	97,214
Investor Services:
Property management	103,654	109,558	34,330	36,120
Brokerage	76,776	61,707	25,917	20,609
Construction management	6,987	7,292	2,926	2,508
	187,417	178,557	63,173	59,237

Development and construction	25,522	27,788	8,388	10,234
	518,209	491,122	181,604	166,685

Gain on disposition of real estate	11,606	5,199	7,253	358
Other	2,131	1,039	766	228
	531,946	497,360	189,623	167,271
Costs and expenses:
Salaries, wages and benefits	348,915	331,975	119,970	110,020
Commissions	76,627	63,975	28,623	23,826
General and administrative	90,232	83,292	31,279	26,407
Depreciation and amortization	8,736	13,252	2,700	3,901
Interest	3,168	5,091	1,213	1,330
	527,678	497,585	183,785	165,484
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	4,268	(225)	5,838	1,787

Income tax (expense) benefit	(1,725)	98	(2,401)	(784)
Minority interest, net of income taxes (B)	217	1,919	842	598
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	8,351	4,916	1,668	567
Income from continuing operations	11,111	6,708	5,947	2,168

Income (loss) from discontinued operations, net of income taxes (B)	56	(709)	(93)	(385)
Net income	$11,167	$5,999	$5,854	$1,783

Diluted income per share:
Income from continuing operations	$0.30	$0.18	$0.15	$0.06
Income (loss) from discontinued operations	—	(0.02)	—	(0.01)
Net income	$0.30	$0.16	$0.15	$0.05

Weighted average common shares outstanding	37,588,366	36,668,488	37,911,301	36,681,330

Net income	$11,167	$5,999	$5,854	$1,783
Depreciation and amortization (C)	8,897	13,391	2,771	3,934
Interest (D)	3,405	5,994	1,277	1,769
Income tax expense	7,575	4,642	3,573	1,352
EBITDA (E)	$31,044	$30,026	$13,475	$8,838

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the six months ended June 30, 2004, and for the three and nine months ended September 30, 2003, have been reclassified to conform to the presentation for the three months ended September 30, 2004. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $71 and $161 for the three and nine months ended September 30, 2004, respectively, and $33 and $139 for the three and nine months ended September 30, 2003, respectively.

(D)  Includes interest related to discontinued operations of $64 and $237 for the three and nine months ended September 30, 2004, respectively, and $439 and $903 for the three and nine months ended September 30, 2003, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.